Exhibit 99

For Immediate Release September 8, 2010	Contact: Stacy Frole	(419) 627-2227

CEDAR FAIR DRIVES STRONG YEAR-TO-DATE RESULTS THROUGH SUMMER SEASON

•	Revenues up $32 million through Labor Day Weekend compared with year ago

•	Increases attendance by 905,000 visitors, or 5%, to 18.7 million visits

•	Company reaffirms full-year revenue and adjusted EBITDA guidance

SANDUSKY, OHIO, September 8, 2010 — Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, today reported that it has continued its strong year-to-date operating performance through the Labor Day weekend.

Through September 5, 2010, revenues increased approximately $32 million, or 4%, to $824 million compared with $792 million a year ago. This continued strong performance is due primarily to attendance increasing 5% to 18.7 million visitors and out-of-park revenues increasing 6% to $87 million when compared with last year. Average in-park guest per capita spending was down 48 cents to $39.28 during this same period. The decrease in the average in-park guest per capita spending is a result of increased season pass sales and a shift in the attendance mix toward season pass visits, typically a lower per capita guest, in the southern and western regions.

“We are pleased with our overall performance this summer,” said Dick Kinzel, chairman, president and chief executive officer. “We have experienced solid performances across all of our regions and we are hopeful this will continue as we enter our award winning Halloween season. There continues to be a positive guest response to the new rides and attractions we introduced this year, especially in our southern region where we built two world-class coasters. Strong marketing and pricing initiatives have driven growth, including in our western region where adjustments to our season pass program at Knott’s Berry Farm have been very popular. The northern region has also received favorable responses to promotions offered through our online and social media outlets as well as targeted promotions through our retail partners.”

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Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259        419-627-2233

Cedar Fair Drives Strong Year-to-Date Results through Summer Season

September 8, 2010

According to the Company, the parks in the southern region reported a 9%, or $12 million, increase in in-park revenues. This increase was primarily attributable to a 13% increase in attendance, or 444,000 visits, offset somewhat by a 4% decrease in average in-park guest per capita spending. The parks in the northern region increased in-park revenues by 2%, or $10 million, while in-park revenues in the western region increased 3%, or $4 million. The increase in the northern region is a result of a 2% increase in average in-park guest per capita spending and a 1% increase in attendance, or 83,000 visits. In contrast, the western region experienced a more than 10% increase in attendance, or 378,000 visits, offset by a 7% decrease in average in-park guest per capita spending.

“We view our performance to date as further evidence of the underlying strength of our business model and the entertainment value we provide families,” said Kinzel. “Based on this recent performance, coupled with the recent completion of the refinancing of our debt, we remain enthusiastic about the potential value creation, through distributions and debt reduction, for this company over the long term.”

Kinzel concluded by stating that based on the preliminary August results, the Company reaffirms its current guidance of full-year revenues between $940 million and $965 million and full-year adjusted EBITDA, excluding one-time costs, between $320 million and $340 million.

About Cedar Fair

Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Company owns and operates 11 amusement parks, six outdoor water parks, one indoor water park and five hotels. Amusement parks in the Company’s northern region include two in Ohio: Cedar Point, Sandusky, consistently voted “Best Amusement Park in the World” in Amusement Today polls; and Kings Island, near Cincinnati; as well as Canada’s Wonderland, near Toronto; Dorney Park, Allentown, Pa.; Valleyfair, Shakopee, Minn.; and Michigan’s Adventure, near Muskegon, Mich. In the southern region are Kings Dominion, Richmond, Va.; Carowinds, Charlotte, N.C.; and Worlds of Fun, Kansas City, Mo. Western parks in California include: Knott’s Berry Farm, Buena Park; California’s Great America, Santa Clara; and Gilroy Gardens, which is managed under contract.

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Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259        419-627-2233

Cedar Fair Drives Strong Year-to-Date Results through Summer Season

September 8, 2010

Forward-Looking Statements

Some of the statements contained in this news release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company’s expectations, beliefs and strategies regarding the future. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, competition for consumer leisure time and spending, adverse weather conditions, unanticipated construction delays and other factors discussed from time to time by the Company in reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance and guest spending at our parks and cause actual results to differ materially from the Company’s expectations. Additional information on risk factors that may affect the business and financial results of the Company can be found in filings the Company has made with the SEC. The Company undertakes no obligations to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

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This news release and prior news releases are available online at www.cedarfair.com.

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259        419-627-2233